UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	April 3, 2008

MGIC Investment Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	1-10816	39-1486475
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

MGIC Plaza, 250 East Kilbourn Avenue, Milwaukee, WI 53202
(Address of principal executive offices, including zip code)
(414) 347-6480
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 3.02.	Unregistered Sales of Equity Securities.

        On April 3, 2008, the initial purchasers of our 9% Convertible Junior Subordinated Debentures due 2063 exercised in full their remaining option to purchase up to $25,000,000 aggregate principal amount of debentures. On April 8, 2008, we sold the $25,000,000 aggregate principal amount of debentures to the initial purchasers in a private placement pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended. At the time of issuance we paid an aggregate of $750,000 in discounts to the initial purchasers. The option was granted and the debentures were sold pursuant to a purchase agreement entered into between initial purchasers and us under which we sold to the initial purchasers $390,000,000 aggregate principal amount of the debentures, including the debentures sold on April 8, 2008. The initial purchasers have no further option or other right to purchase, and we have no further obligation to sell, debentures under the purchase agreement.

        The offer and sale of the debentures to the initial purchasers was in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The initial purchasers are initially offering the debentures to “qualified institutional buyers” pursuant to the exemption from registration provided by Rule 144A under the Securities Act.

        We relied on these exemptions from registration based in part on representations made by the initial purchasers.

        Holders may convert their debentures into shares of our common stock at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the maturity date of the debentures. The initial conversion rate, which is subject to adjustment, is 74.0741 shares of common stock per $1,000 principal amount of debentures. This represents an initial conversion price of approximately $13.50 per share. A holder that surrenders debentures for conversion in connection with a “make-whole fundamental change” (defined as certain transfers of all or substantially all of our assets or common stock) that occurs on or prior to April 1, 2063 may in certain circumstances be entitled to an increased conversion rate. In addition, upon the occurrence of a “fundamental change” (defined to occur if there is a change in control of us or if our stock is not listed on a United States national securities exchange), if the market value per share of our common stock multiplied by the conversion rate then in effect is less than $1,000, holders will have the option to convert all or a portion of their debentures into common stock at an adjusted conversion rate equal to the lesser of (1) $1,000 divided by the market value per share of our common stock as of the effective date of the fundamental change and (2) 250.0000 shares. Until we have obtained any necessary shareholder approval as required under the listing rules of the New York Stock Exchange, the shares issuable upon conversion of the debentures will in no event exceed 19.99% of our common stock outstanding immediately before the issuance of the debentures and, if an event occurs that would otherwise result in an increase in the conversion rate above such limit, and we have not previously obtained such shareholder approval, we will either obtain shareholder approval of any shares issuable upon conversion of the debentures or, with respect only to those shares that would exceed such limit, deliver cash in lieu of any shares otherwise deliverable upon conversion in excess of such limitation.

        The debentures and common stock issuable upon conversion of the debentures have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGIC INVESTMENT CORPORATION
Date: April 9, 2008	By: /s/ Joseph J. Komanecki
Joseph J. Komanecki
Senior Vice President, Controller
and Chief Accounting Officer